Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIME MERIDIAN HOLDING COMPANY REPORTS

FIRST QUARTER 2016 RESULTS

TALLAHASSEE, FL., April 21, 2016 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG) the parent bank holding company for Prime Meridian Bank today announced financial results for the quarter ended March 31, 2016. The Company reported net earnings of $382,000, or $0.19 per basic and diluted share, for the quarter ended March 31, 2016, compared to net earnings of $449,000 or $0.23 per basic and diluted share, for the quarter ended March 31, 2015.

“The Bank is performing very well in an increasingly competitive environment,” according to President and CEO, Sammie D. Dixon, Jr. Our core liquidity, underwriting and profitability remain very strong.”

“Our focus remains that of building and maintaining relationships and maximizing operating efficiencies. These relationships drive deposits and lending opportunities and are the most rewarding and profitable over time,” he continued. “We continue to get in front of new audiences within the market and are spreading our message of banking done right, right away. We continue to meet the needs of our clients through superior service.”

Highlights

•	Net interest income grew 14.5% for the quarter ended March 31, 2016, as compared to the same period in 2015. The increase was mostly due to higher average loan balances.

•	Total assets increased $19.7 million, or 8.1%, from December 31, 2015, to $263.7 million.

•	The Company grew its net loan portfolio $10.2 million, or 5.4%, from December 31, 2015, to $197.3 million.

•	Mortgage banking revenue more than doubled from first quarter last year, increasing to $151,000 for the first quarter of 2016.

•	For the quarter ended March 31, 2016, the annualized Return on Average Assets was 0.60%, the annualized the Return on Average Equity was 6.05% and the net interest margin was 3.74%.

Earnings Summary

For the quarter ended March 31, 2016, the Company reported net interest income of $2.3 million compared to $2.0 million for the same period a year ago. The $293,000, or 14.5%, increase was driven by increased loan production as the Company reported average loans of $193.6 million for the three months ended March 31, 2016 compared to $155.1 million for the three months ended March 31, 2015. The increase in interest income from loans was partially offset by a $28,000, or 12.3%, decrease in interest income from securities. Also during this period, the Company’s net interest margin declined 17 basis points to 3.74%, due in part, to new loans being originated at lower yields.

Interest expense was $192,000 for the quarter, an increase of $24,000, or 14.3% as compared to the same period in 2015. The year-over-year increase resulted primarily from a 23.9%, or $34.4 million, increase in the average balance of interest-bearing deposits from the first quarter of 2015 to the first quarter of 2016.

The provision for loan loss was $134,000 in the first quarter of 2016 compared to $18,000 in the first quarter of 2015. The higher provision relates mostly to strong loan growth in the first quarter of this year as the Company originated $10.3 million in new loans during the first quarter of 2016 compared to $1.9 million in the first quarter of 2015.

For the quarter ended March 31, 2016, noninterest income increased $102,000, or 54.0%, from the same period a year ago. Mortgage banking revenue more than doubled from last year, increasing $90,000 from the first quarter of 2015 to the first quarter of 2016. Modest gains in service charges and fees on deposit accounts and gains in other income from higher merchant card services and credit card fee income also contributed to growth in noninterest income. These increases were partially offset by a $27,000 decrease in the gain on sale of securities available for sale.

For the quarter ended March 31, 2016, noninterest expense increased $387,000, or 25.9%, from the same period a year ago. Noninterest expenses were up across all categories, partially due to the opening of our Crawfordville office in September, 2015. The majority of the increase occurred in salaries and employee benefits as full-time equivalent employees increased from 47 at March 31, 2015 to 56 at March 31, 2016.

Balance Sheet

As of March 31, 2016, the Company had grown to $263.7 million in total assets, $236.9 million in deposits, and $197.3 million in portfolio net loans. This compares to $244.0 million in total assets, $217.6 million in deposits, and $187.1 million in portfolio net loans as of December 31,

2015. Growth in assets is primarily due to expansion of our loan portfolio and higher cash balances, while the $19.3 million increase in deposits is strongly connected to our opening of a third office in Crawfordville, Florida. Loan growth was strong in the first quarter across all sectors. The composition of the Bank’s loan portfolio is as follows:

	As of March 31,		As of December 31,
	2016		2015
	Amount	% of Total	Amount	% of Total
Commercial real estate	$58,239	29.2%	$57,847	30.6%
Residential real estate and home equity	73,439	36.8%	69,817	36.9%
Construction	17,559	8.8%	17,493	9.2%
Commercial	45,703	22.9%	40,229	21.3%
Consumer	4,605	2.3%	3,877	2.0%

Total Loans	$199,545	100.00%	$189,263	100.00%
Deferred loan costs	313		286
Allowance for loan and lease losses	(2,605)		(2,473)

Loans, net	$197,253		$187,076

Total stockholder’s equity was $25.5 million, or 9.7% of total assets at March 31, 2016, compared to $24.9 million, or 10.2% of total assets, at December 31, 2015. Book value per share increased from $12.62 at December 31, 2015 to $12.92 at March 31, 2016, with 1,976,099 common shares outstanding. Equity capital and book value per share increased in the first quarter of 2016 due to retained earnings and higher accumulated other comprehensive income, the latter of which measures unrealized holding gains or losses (net of income taxes) on investments that are classified as available for sale. As of March 31, 2016, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.36%, a 12.25% Common Equity Tier 1 Risk-Based Capital Ratio, a 12.25% Tier 1 Risk-Based Capital Ratio, and a 13.50% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $133,000 were deemed to be impaired under the Bank’s policy at March 31, 2016, while loans totaling $144,000 were deemed to be impaired under the Bank’s policy at December 31, 2015. At March 31, 2016, we had two non-accruing loans in the aggregate amount of $133,000, compared to two non-accruing loans totaling $137,000 at December 31, 2015. Net charge-offs totaled $2,000 for the quarter ended March 31, 2016.

Management believes that the allowance for loan and losses (“ALLL”), which was $2.6 million, or 1.31% of gross loans, at March 31, 2016 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state- chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida and South Georgia markets. The Bank currently has three office locations, two in Tallahassee, and a third branch in Crawfordville, Florida. As of March 31, 2016, the consolidated Company had 56 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates, and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy, and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands except per share data)

	For the Three Months Ended
	March 31,
	2016	2015
Interest income:
Loans	$2,274	$1,947
Securities	200	228
Other	25	7

Total interest income	2,499	2,182

Interest Expense:
Deposits	192	162
Other borrowings	—	6

Total interest expense	192	168

Net interest income	2,307	2,014
Provision for loan losses	134	18

Net interest income after provision for loan losses	2,173	1,996

Noninterest income:
Service charges and fees on deposit accounts	48	34
Mortgage banking revenue	151	61
Income from bank-owned life insurance	13	12
Gain on sale of securities available for sale	15	42
Other income	64	40

Total noninterest income	291	189

Noninterest expense:
Salaries and employee benefits	985	808
Occupancy and equipment	203	175
Professional fees	105	76
Advertising	159	113
FDIC Assessment	32	26
Software maintenance, amortization and other	126	108
Other	269	186

Total noninterest expense	1,879	1,492

Earnings before income taxes	585	693
Income taxes	203	244

Net earnings	$382	449

Basic earnings per share	$0.19	$0.23
Diluted earnings per share	$0.19	$0.23

*	Certain noninterest expenses were reclassified from occupancy and equipment to software maintence, amortization, and other for the quarter ended March 31, 2015 to conform to 2016 presentation. The reclassification of expenses had no effect on net earnings.

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	March 31,	December 31,
	2016	2015
	(unaudited)
Assets
Cash & cash equivalents	$18,779	8,429
Securities available for sale	38,116	38,063
Loans, held for sale	2,244	2,722
Loans, net	197,253	187,076
Federal Home Loan Bank stock	220	189
Premises & equipment, net	4,218	4,222
Deferred tax asset	184	368
Accrued interest receivable	679	692
Bank-owned life insurance	1,675	1,662
Other assets	354	621

Total Assets	$263,722	244,044

Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	54,694	50,158
Savings, NOW and money-market deposits	161,715	144,801
Time deposits	20,502	22,614
Official checks	768	744
Other liabilities	502	794

Total Liabilities	238,181	219,111

Total Stockholders’ Equity	25,541	24,933

Total Liabilities and Stockholder’s Equity	$263,722	244,044

Prime Meridian Holding Company and Subsidiary

Financial Highlights

	Three Months Ended
	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015
	(unaudited)		(unaudited)
Per Share Data:
Earnings per share - Basic	$0.19	$0.26	$0.23
Earnings per share - Diluted	$0.19	$0.26	$0.23
Book value per share	$12.92	$12.62	$12.12
Selected Performance Ratios and Other Data:
Return on average assets(1)	0.60%	0.81%	0.84%
Return on average equity(1)	6.05%	8.18%	7.74%
Average yield on earning assets	4.05%	4.12%	4.23%
Net interest margin	3.74%	3.80%	3.91%
Efficiency ratio (2)	72.32%	70.12%	67.73%
Asset Quality Data:
Nonaccrual loans	$133,000	$137,000	$176,000
Total non-performing assets	$133,000	$137,000	$176,000
Non-peforming assets/ total assets	0.05%	0.06%	0.08%
Regulatory Capital Ratios (Bank):
Tier 1 Leverage Capital Ratio	9.36%	9.48%	10.29%
Common Equity Tier I Capital Ratio	12.25%	12.79%	13.83%
Tier I Risk Based Capital Ratio	12.25%	12.79%	13.83%
Total Capital Ratio	13.50%	14.05%	15.08%

[1]	ROAA and ROAE are annualized
[2]	Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:	Randy Guemple, Chief Financial Officer
(850) 907-2301
Prime Meridian Holding Company
Website: www.primemeridianbank.com